UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2009

COMMUNITY CENTRAL BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-33373 (Commission File Number)	38-3291744 (IRS Employer Identification No.)

100 N. Main Street, Mt. Clemens, MI (Address of principal executive offices)	48046 (Zip Code)

Registrant’s telephone number, including area code (586) 783-4500

Not Applicable
(Former name or former address, if changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2009, Community Central Bank Corporation (the “Company”) announced that David E. Weber was appointed to serve on its Board of Directors and the Board of Directors of its wholly-owned operating subsidiary, Community Central Bank, effective November 17, 2009.  Mr. Weber has been appointed to the class of directors whose terms are scheduled to expire in 2012.  There is no arrangement or understanding pursuant to which Mr. Weber was selected as a director.  Mr. Weber will receive compensation for his service as a director that is consistent with the compensation paid to the Company’s other non-employee directors.

The Board of Directors has determined that Mr. Weber is independent, as defined under applicable NASDAQ listing standards, and at this time is expected to serve on the Loan Committee of the Bank.

There are no related party transactions (which would require disclosure under Item 404(a) of Regulation S-K) between Mr. Weber and the Corporation or the Bank.

As a result of Mr. Weber’s appointments to the Boards of Directors of the Corporation and Community Central Bank, the size of the Boards of Directors of the Corporation and the Bank will be increased from eight to nine members.

A copy of the Company's press release announcing the appointment of Mr. Weber is filed as Exhibit 99.1 hereto and is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release dated October 22, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 23, 2009	COMMUNITY CENTRAL BANK CORPORATION (Registrant) By: /s/ Ray T. Colonius —————————————— Ray T. Colonius Chief Financial Officer